Exhibit 99.1

IRREVOCABLE WAIVER

Reference is hereby made to that certain Convertible Promissory Note No. 1, issued by Seelos Therapeutics, Inc., a Nevada corporation (the “Company”), on November 23, 2021, as amended on December 10, 2021, February 8, 2023 and May 19, 2023 (as so amended, the “Note”), in the initial principal amount of $22,000,000 and due November 23, 2024, to Lind Global Asset Management V, LLC, a Delaware limited liability company (together with its successors and representatives, the “Holder”). Capitalized terms used but not defined in this irrevocable waiver (this “Waiver”) shall have the meanings set forth in the Note.

RECITALS

Whereas, Section 2.1(r) of the Note provides that an Event of Default shall be deemed to occur if, at any time on or after September 15, 2023, the Company shall fail to maintain an aggregate minimum balance equal to 50% of the then Outstanding Principal Amount or more in cash or cash equivalents with one or more financial institutions; and

Whereas, the Holder has agreed to waive the right to assert that any Event of Default shall be deemed to occur pursuant to Section 2.1(r) of the Note or that the Company has breached Section 2.1(r) of the Note if the Company fails to maintain an aggregate minimum balance equal to 50% of the then Outstanding Principal Amount at any time prior to and including September 30, 2023.

Now, Therefore, in consideration of the foregoing and in order to facilitate the foregoing, the Holder hereby agrees as follows:

1.                 Waiver. If, at any time on or after September 15, 2023 and through and including September 30, 2023 (the “Waiver Period”), the Company fails to maintain an aggregate minimum balance equal to 50% of the then Outstanding Principal Amount or more in cash or cash equivalents with one or more financial institutions, the Holder hereby unilaterally, unconditionally, irrevocably and permanently waives the right to assert that an Event of Default has occurred pursuant to Section 2.1(r) of the Note or that the Company has breached Section 2.1(r) of the Note, solely in connection with the Company’s failure to maintain such balances during the Waiver Period. The Holder expressly retains the right to assert any Event of Default with respect to Section 2.1(r) of the Note if the Company fails to maintain the required aggregate minimum balance following the Waiver Period.

2.                 Effectiveness. This Waiver is effective as of the date hereof. Except as expressly set forth herein, this Waiver shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the parties under the Note. This Waiver shall not constitute an alteration, amendment, modification or termination of any of the terms, conditions, obligations, covenants or agreements contained in the Note.

3.                 Governing Law. This Waiver shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws or choice of laws.

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THIS IRREVOCABLE WAIVER is hereby executed on this 13th day of September, 2023.

LIND GLOBAL ASSET MANAGEMENT V, LLC

By:	/s/ Jeff Easton
Name: Jeff Easton
Title: Managing Member